EXHIBIT 10.65

www.radient-pharma.com

RADIENT PHARMACEUTICALS CORP. EXCLUSIVE DISTRIBUTION AGREEMENT                   (JAIVA GAUR DIAGNO, TERRITORY: INDIA)

This Exclusive Distribution Agreement (this “Agreement”) is made and entered into effective as of January 3rd, 2011 (the “Effective Date”) by and between:

A.           Radient Pharmaceuticals Corporation (“Company”), an USA pharmaceutical and biotechnology company, with its principal place of business at 2492 Walnut Avenue, Suite 100, Tustin, California 92780 and

B.           Jaiva Gaur Diagno (“Gaur Diagno”) an Indian company, with its principal place of business at UG-1 Vishwa Sadan Tower Dist. Centre, Janakpuri, New Delhi -58, India

Each may be referred to herein as a “Party” or, collectively, the “Parties.”

DEFINITIONS

“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Products” are those diagnostic products identified on the list attached hereto as Exhibit A, as may be amended from time to time, and all improvements thereto.  Company is under no obligation to include new technologies or platforms developed after the effective date of this agreement.

“Company Products Territory” shall mean the country of India.

ARTICLE 1

DISTRIBUTORSHIP

1.1   Appointment of Distributor.  Company hereby appoints Gaur Diagno, as Company’s exclusive distributor for the Company Products in the Company Products Territory.  Subject to the terms and conditions set forth herein, Company grants to Gaur Diagno, and Jaiva Gaur Diagno hereby accepts, a limited, non-transferable, exclusive right to use its best commercial efforts as Company’s distributor to promote, market and sell the Company Products in the Company Products Territory.

1.2   Exclusivity.  This appointment covered by this agreement is exclusive, but is subject to termination as provided in Article 8 or for failure to meet the  Requirements set forth in Section 3.3 hereof.

1.3   Non-competition: Neither Company nor Jaiva Gaur Diagno will sell the Company Product’s individual components or reagents which could be combined to directly compete with Product listed in Exhibit A to third parties without mutual consent in the form of signed approval at CEO or COO level.

1.4   Use of Trademarks.

1.4.1           Ownership.  Jaiva Gaur Diagno recognizes the validity of Company’s trademarks and trade name (collectively “Trademarks”), acknowledges that the same are the property of Company, and agrees that Jaiva Gaur Diagno owns no interest in, and agrees not to infringe upon, harm or contest the rights of Company to its Trademarks.  Jaiva Gaur Diagno will not take any action in derogation of Company’s rights to its Trademarks.

1.4.2           Use of Trademarks and Trade Names.  So long as this Agreement is in effect, Jaiva Gaur Diagno shall have the right to use Company’s Trademarks or trade names solely in connection with its activities hereunder.  Gaur Diagno’s use shall be limited to Company Products and marketing material provided by Company and pre-approved sales and marketing material produced by Gaur Diagno.  Jaiva Gaur Diagno shall not use any of Company’s Trademarks, except in connection with its distribution of Company Products under the terms of this Agreement.

1.4.3           Termination.  Jaiva Gaur Diagno agrees that upon termination of this Agreement for any reason it will discontinue the use of and destroy or return as directed by Company, any samples and materials as well as advertising, or other materials bearing any of Company’s Trademarks.

1.4.4           Packaging Packaging.  Company agrees that all packages containing Company Products shall prominently display AMDL Diagnostic’s Trademarks and a label including the words “Manufactured by AMDL Diagnostics Inc.”  Jaiva Gaur Diagno Biotech, Inc. and AMDL Diagnostics, Inc. will appear in same font point size on label.  All packaging shall comply with the rules and regulations of any regulatory body having jurisdiction over such packaging.

1.5   Back End Customer Support.  Company shall provide the following support to Gaur Diagno’s customers:

Product insert containing instructions for use, “how to” video, and a list of answers to frequently asked questions (FAQ). Technical questions should be addressed by Gaur Diagno’s customer service representatives. Company representatives will be available to provide supplemental information to Gaur Diagno’s technical service representatives within 12-48 hours.

ARTICLE 2

PRODUCT PRICING AND SUPPLY; MINIMUM PURCHASE REQUIREMENTS

2.1   Pricing and Agreement to Supply.  The Company agrees to provide the Company Products identified in Exhibit A hereto attached to Jaiva Gaur Diagno for distribution pursuant to the terms of this Agreement.  The transfer price to be paid by Jaiva Gaur Diagno for each Product (Onko-Sure DR-70 Diagnostic Kit) shall be four hundred US dollars ($400).  The price to be paid by Jaiva Gaur Diagno for the Company’s Products in subsequent years shall be determined in the manner set forth in Section 4.1.

2.2   Orders.  End users will place orders for the Company Products directly with Jaiva Gaur Diagno in territory.  Company will be responsible for shipping such Company Products directly to Jaiva Gaur Diagno or to the end-users if required.  The orders will include an account number for such customer or end-user, with a ship-to address if the Company Products are shipped directly to the end-user.  The terms and conditions of this Agreement shall apply to all Purchase Orders submitted to Company for the Company Products, and shall supersede any different or additional terms on such Purchase Orders.

2.3   Minimum Purchase Requirements and Advance Payment to Secure Exclusive Rights to Territory.

Jaiva Gaur Diagno agrees to make an advance payment of fifty thousand US dollars ($50,000) or order of 125 Kits in H1 2010, to secure the exclusive rights to the territory of India. This advance payment will be applied to the purchase of 250 kits required to fulfill minimum orders for 2011.  Jaiva Gaur Diagno shall be required to purchase each quarter, during the term of this Agreement, the following number of Onko-Sure DR-70 diagnostic kits (the “Minimum Purchase Requirements”):

DATES
From	To	Onko-Sure® Kits Minimum

January 1, 2011	March 31, 2011	125
April 1, 2011	June 30, 2011	375
July 1, 2011	September 30, 2011	500
October 1, 2011	December 31, 2011	500
January 1, 2012	March 31, 2012	1000
April 1, 2012	June 30, 2012	1000
July 1, 2012	September 30, 2012	1200
October 1, 2012	December 31, 2012	1200
January 1, 2013	March 31, 2013	1200
April 1, 2013	June 30, 2013	1400
July 1, 2013	September 30, 2013	1400
October 1, 2013	December 31, 2013	1400
January 1, 2014	March 31, 2014	1600
April 1, 2014	June 30, 2014	1600
July 1, 2014	September 30, 2014	1600
October 1, 2014	December 31, 2014	1800
January 1, 2015	March 31, 2015	1800
April 1, 2015	June 30, 2015	1800
July 1, 2015	September 30, 2015	2000
October 1, 2015	December 31, 2015	2000

5 Year Total		25500

The parties shall meet on or before October 31st, 2015 at least sixty (60) days prior to the end of the initial term to attempt to agree on the Minimum Purchase Requirements for the next year (first renewal year).  If the parties cannot agree on the per quarter Minimum Purchase Requirements for the next year prior to the expiration of the initial five (5) year term, this Agreement shall automatically terminate at the end of the initial five (5) year term.  The same requirements and procedures shall apply for any subsequent renewal year terms.

Jaiva Gaur Diagno is not legally bound to meet the minimums indicated in the Minimum Purchase Requirements Table.  Failure to meet the Minimum Purchase Requirements is not a material breach of this Agreement.  The Company shall have an option to convert Gaur Diagno’s distribution rights to non-exclusive if any of such Minimum Purchase Requirements are not met.

2.4   Shipping/Delivery.  Company shall use its best commercial efforts to deliver the requested Company Products to Gaur Diagno’s warehouse facilities or end user, as detailed in Gaur Diagno’s written purchase order.  Orders are shipped C.I.F. destination, end-user (in the event of a drop-shipment) or Distributor’s warehouse.  Unless specified in Gaur Diagno’s order, Company will select the mode of shipment and the carrier.  Company shall seek reimbursement from Jaiva Gaur Diagno for such packing, shipping, freight and insurance charges by issuing an appropriate invoice with detailed backup documentation to Jaiva Gaur Diagno for payment.  Extra charges may apply for expedited delivery.  Company Products shall be returnable in accordance with Company’s Return of Goods Policy set forth in Section 3.7.7 below.  Company shall bear the risk of loss to the Company Products until delivered by Company or Company’s common carrier responsible for transporting the Company Products to Gaur Diagno’s warehouse facilities or end user, at which time risk of loss shall pass to Gaur Diagno.

2.5   Acceptance.  Upon delivery of the Company Products to Jaiva Gaur Diagno hereunder Jaiva Gaur Diagno shall immediately inspect the delivered Company Products for damage and report any damage to sending party in writing within five (5) business days’ receipt of such Company Products.  Unless damage has been noted via the procedure specified in the Return Policy, the Company Products delivered to Jaiva Gaur Diagno hereunder shall be deemed accepted by Gaur Diagno.  Each party’s sole obligation with respect to any Company Products determined to be defective or non-conforming by Jaiva Gaur Diagno shall be, at Gaur Diagno’s option, to replace Company Product according to the Return Policy.  The remedies in this Section 3.6 shall be Gaur Diagno’s sole remedy for the defective Company Product, as applicable.  If, however, such Company Product has been altered from its original state by Gaur Diagno, Jaiva Gaur Diagno shall be deemed to have accepted the Company Product.

2.6   Conditions of Sale.  These terms and conditions govern all sales and shipments by Company and Company hereby gives notice of refusal to honor any different or additional terms and conditions, except for such as may be expressly accepted by Company in writing.

2.6.1           Shipping Costs.  End users and Jaiva Gaur Diagno shall be responsible for all costs of shipping the Company’s Products to them.  Prices are FOB Tustin, California.  Company will be responsible for and shall pay all shipping, freight and insurance charges until the Product is delivered to the end-user or Gaur Diagno.

2.6.2           Taxes.  The price does not include any foreign or United States or provincial, state or local property, license, privilege, sales, use, excise, gross receipts, export or other like taxes which may now or hereafter be applicable, which are deemed the obligation of  Gaur Diagno.  To the extent payment is made by the Company of any such taxes, Jaiva Gaur Diagno agrees to reimburse Company for same.

2.6.3           Excusable Delay.  Company shall not be liable for loss, damage, detention or delay, nor be deemed to be in default from causes beyond its reasonable control, including without limitation, fire, flood, strike or other labor difficulty, act or omission of any governmental authority or of the Gaur Diagno, insurrection or riot, embargo, delays or shortage in transportation, or inability to obtain necessary labor, materials, or manufacturing facilities from usual sources.  In the event of delay in performance due to any such cause, the date of delivery will be postponed by such length of time as may be reasonably necessary to compensate for the delay.

2.6.4           Limited Warranty.  Company warrants that the products sold by it will be free of defects in workmanship or material for one (1) year as of the date of shipment to Gaur Diagno.  Should the Company Products upon delivery fail to conform to this warranty, Company shall, upon prompt written notice from Jaiva Gaur Diagno, correct such non-conformity either by replacement or by refund of the purchase price, at Company’s option in its sole discretion.  Return of Company Products to Company pursuant to this paragraph shall be at Company’s risk and expense.  THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF QUALITY WHETHER WRITTEN, ORAL, OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

The foregoing limited warranty shall not apply to any Company Product or part (a)which has been improperly altered, (b) subjected to misuse, misapplication, negligence or accident, or (c) used in a manner contrary to Company’s directions, or (d) t provided or for which the design was stipulated by Gaur Diagno.

2.6.5           LIMITATION OF LIABILITY.  WHETHER ON ACCOUNT OF ANY ALLEGED BREACH OF THIS AGREEMENT OR DEFECTS CLAIMED FOR COMPANY PRODUCTS FURNISHED HEREUNDER, DELAYS IN DELIVERY OR ANY OTHER CLAIM BASED UPON OR WITH RESPECT TO SUCH COMPANY PRODUCTS, IN NO EVENT SHALL COMPANY BE LIABLE TO JAIVA GAUR DIAGNO FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF PRODUCTS OR FACILITIES OR SERVICES, DOWNTIME COST, OR CLAIMS OF CUSTOMERS OF THE JAIVA GAUR DIAGNO FOR SUCH OTHER DAMAGES.  COMPANY’S LIABILITY ON ANY CLAIM WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) WARRANTY, STRICT LIABILITY, OR OTHERWISE FOR ANY LOSS OR DAMAGE ARISING OUT OF, CONNECTED WITH, OR FROM THE DESIGN, MANUFACTURE, SALE, DELIVERY, RESALE.  REPAIR, REPLACEMENT, INSTALLATION, OR USE OF ANY PRODUCT OR PART COVERED BY OR FURNISHED UNDER THIS CONTRACT SHALL IN NO CASE EXCEED THE PURCHASE PRICE ALLOCABLE TO THE COMPANY PRODUCT OR PART THEREOF WHICH GIVES RISE TO THE CLAIM.  ALL CAUSES OF ACTION AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS CONTRACT OR THE PERFORMANCE HEREOF SHALL EXPIRE UNLESS BROUGHT WITHIN ONE (1) YEAR OF THE TIME OF ACCRUAL THEREOF.

2.6.6           LIABILITY CAP.  THE MAXIMUM CUMULATIVE LIABILITY OF COMPANY TO JAIVA GAUR DIAGNO IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE LESSER OF THE AMOUNTS PAID BY JAIVA GAUR DIAGNO TO COMPANY UNDER THIS AGREEMENT; OR FIFTY THOUSAND UNITED STATES DOLLARS (US$50,000).  THIS LIMITATION SHALL NOT DIMINISH ANY RIGHTS JAIVA GAUR DIAGNO SHALL HAVE TO CLAIM COVERAGE AS A VENDOR UNDER THE COMPANY’S PRODUCT LIABILITY INSURANCE REFERRED TO IN ARTICLE 7 BELOW.

2.6.7           Return Policy.  Company Products are non-returnable and all sales are final.  In the event that one or more kits are believed to be defective, Jaiva Gaur Diagno shall email Company explaining the alleged defect and the Lot Number and Part Number involved.  Company will perform its own test on the Lot and Part and make its own evaluation.  In the event that the kit is deemed to be defective, Company will either replace the defective Lot or Part or replace the entire kit(s) as it deems appropriate.

ARTICLE 4

RENEWAL PRICES AND PAYMENT

4.1   Prices.  On the condition that Jaiva Gaur Diagno has met the Minimum Purchase Requirements for each period in the initial five (5) year term, the parties shall meet to discuss the Products’ pricing and the Required Minimum Purchase Requirements for the next subsequent twelve (12) month period.  Such pricing shall be mutually agreed upon in the time required in Section 3.3; provided, however, in no event shall the Product’s pricing be less than the Product pricing for the prior year.  In the event the parties cannot, agree on such subsequent twelve (12) month period’s pricing, the Agreement shall terminate at the expiration of the then-current term.  Company agrees to provide a reasonable number of Product samples for Gaur Diagno’s or Company’s customers’ evaluations.  Jaiva Gaur Diagno may, at its discretion, determine sale prices to its customers.

4.2   Payment Terms.  All Company Products shall be paid for in advance by wire transfer.  Jaiva Gaur Diagno may request that the Company, at no charge, retain or store Company Products which have been ordered under any Purchase Order for up to two (2) months at the Company’s facilities.

4.3   Currency Exchange.  Unless written instructions are otherwise exchanged, all payment hereunder shall be in United States Dollars currency.

4.4   Taxes and Duties.  Jaiva Gaur Diagno agrees to pay, and to indemnify and hold Company harmless from, any and all of the following: sales, use or privilege taxes, excise or similar taxes, value added taxes, import and export taxes, duties, or assessments and any other related charged levied by any jurisdiction pertaining to the Company Products, other than taxes computed on the net income of Company.  If Company agrees to advance or pay any of such taxes or charges, Jaiva Gaur Diagno agrees to reimburse Company for same within thirty (30) days or presentation of billing statements for such taxes or charges.

ARTICLE 5

MARKETING & SALE OF PRODUCTS; COVENANTS OF GAUR DIAGNO

5.1   Best Commercial Efforts.  Jaiva Gaur Diagno shall use its best commercial efforts to promote, market, and sell reasonable quantities of Company Products in Company Products Territory and to stimulate and increase interest in the Company Products in the Company Products Territory.  In particular, Jaiva Gaur Diagno agrees, at a minimum to do the following to market and sell the Company’s Products:

5.1.1           Present and prominently represent the Company’s Products at relevant industry trade shows inside and outside the territory.

5.1.2           Maintain a professional company (Gaur Diagno) website in providing product information and product ordering instructions including e-mail and telephone number for order placement.

5.1.3           Incorporate the following information on Gaur Diagno’s website:

(i)	FAQ’s for cancer patients as approved by the Company; and

(ii)	Relevant reports and clinical studies generated by the Company related to the Company’s Products.

(iii)	Post Company Product brochures and supporting collateral materials in PDF format for download and online viewing.

5.1.4           Promote the Company’s Products through direct outreach to appropriate health care customers, KOLs, government officials in designated territory (India).

5.1.5           Engage Indian government health agencies/officials to gain best possible government healthcare re-imbursement and/or funding to purchase and facilitate usage of Company Products.

5.2   Duties of Distributor.  Jaiva Gaur Diagno hereunder shall use its best efforts to perform such necessary distribution services to commercialize the Company Products including but not limited to the following:

5.2.1           Adequate Business Facilities and Inventory.  Jaiva Gaur Diagno shall maintain adequate facilities to market and sell the Company Products in the Company Products Territory.

5.2.2           Payment of Expenses.  Jaiva Gaur Diagno shall pay all expenses associated with the conduct of its business, including, without limitation, all such costs for employee compensation and benefits, maintenance, and insurance.

5.2.3           Sales Responsibilities: Marketing, Advertising, Product Promotion, Demand Creation.  In accordance with Company, Jaiva Gaur Diagno shall use and distribute appropriate advertising and technical literature for the Company Products to effectively market such Company Products and inform customers of the technical aspects and benefits of such Company Products unique to such Company Products.  All such materials must be pre-approved in writing by the Company, which approval shall not be unreasonably withheld.

5.2.4           Unauthorized Representations.  Jaiva Gaur Diagno shall make no representation or guarantee to customers regarding the Company Products it is authorized to distribute hereunder or their delivery beyond those stated herein or as authorized in writing by Company.

5.2.5           Instruction Regarding Products.  Jaiva Gaur Diagno shall instruct its customers as to the warranty, operation, use, maintenance, and care of the Company Products in accordance with the written instructions provided by Company.  It is expressly understood and agreed by the Parties that Jaiva Gaur Diagno will not be offering and in no way shall be responsible for any warranty on any of the Company Products.

5.2.6           Forecast.  Jaiva Gaur Diagno shall submit to Company and update on or about the first day of each month a twelve (12) month rolling forecast of Gaur Diagno’s intended purchases of Company Products in a format to be mutually determined by the parties.

5.2.7           Purchase orders.  Jaiva Gaur Diagno shall submit its Purchase Orders via e-mail (sales@radient-pharma.com) or fax (714) 505-4464 by an authorized representative.  Unless otherwise agreed by the Company, all orders must have a shipping or delivery date not less than fourteen (14) days later than the date the order is placed.  Notwithstanding the foregoing, all orders are subject to acceptance by the Company based upon availability of Company Products.  The Company will use its best efforts to meet all Purchase Orders as long as such Purchase Orders are consistent with Gaur Diagno’s forecast for orders as set forth in paragraph 5.2.6 above.  Orders in excess of the forecast may be shipped by the Company when Products become available.

5.2.8           Reports.  Jaiva Gaur Diagno shall maintain separate and detailed accurate and complete records of all transactions concerning the distribution services provided hereunder, including, but not limited to, such records that identify all customer purchases, and such records that possess the capability to notify all purchasers in the event of a corrective action.

5.2.9           Compliance with Applicable Laws.  Jaiva Gaur Diagno shall comply with all laws and regulations and requirements applicable to a third-party distributor of Company Products, and with all laws and regulations and requirements of governmental agencies having jurisdiction within the Company Products Territory.

5.3   Reports.  Jaiva Gaur Diagno shall provide Company with such written and oral reports as Company may from time to time reasonably request on (i) the potential customers and market for the marketing and sale of Company Products in the Company Products Territory; (ii) the activities performed by Jaiva Gaur Diagno for Company; (iii) the names of potential customers contacted by Gaur Diagno, including the nature and result of such contact; and (iv) Company Products sales, including customer name, quantity, type, and price.  This information will be provided by Jaiva Gaur Diagno to Company on a monthly basis and in a predetermined and mutually agreeable report format.

5.4   Product Complaints.  If either Jaiva Gaur Diagno or Company learns of any complaints/claims concerning the Company Products, the party learning of such complains or claims shall advise the other party within five (5) business days by telephone, confirmed in writing within 3 business days thereafter.

5.5   Records.  At the reasonable and prior written request of Company hereunder, Jaiva Gaur Diagno shall permit Company to examine Jaiva Gaur Diagno records applicable to the obligations set forth in this Agreement, with such examination occurring during business hours and with reasonable frequency and written notice to Jaiva Gaur Diagno to verify compliance with this Agreement.

5.6   Recalls or Corrective Actions.  Jaiva Gaur Diagno shall fully cooperate with Company in any decision to by Company with respect to Company Products, to recall, retrieve and/or replace its Company Products.  All costs and expenses associated with such recalls and corrective actions shall be borne solely by Company.

5.7   Licenses.  Jaiva Gaur Diagno represents and warrants that it has the necessary legal authority under its licenses and applicable law to perform the distribution activities hereunder.

5.8   Compliance.  Jaiva Gaur Diagno shall comply with all applicable laws, rules and regulations in connection with the activities contemplated by this Agreement.  The parties further agree to use their best efforts to negotiate and execute any amendments hereto that may be deemed necessary or appropriate to maintain compliance with any applicable laws, rules, regulations, orders or injunctions applicable to either party.

5.9   No Alteration.  Each party shall not remove, obliterate, or in any other manner affect, any trademark, trade name, certification mark, testing seal, means of identification, instructional or safety warning, or other marking of the other, whether affixed to the Company Products or otherwise.  Jaiva Gaur Diagno shall not make any changes in the literature, warnings, labels or advertising under which Company prescribes that the Company Products are to be sold without Company’s prior written authorization, and Company shall deliver to Jaiva Gaur Diagno all such literature, warning, labels and materials to be provided by Jaiva Gaur Diagno to its customers.

ARTICLE 6

INDEMNIFICATION

6.1   Indemnification.

6.1.1           Company shall defend, indemnify and hold harmless Gaur Diagno, its affiliates, and all agents, employees, officers and directors thereof (collectively, the “Jaiva Gaur Diagno Indemnified Parties”) from and against any liability, loss, damage, cost, expense (including reasonable attorney’s fees), claim, suit or proceeding made against one or more of the Jaiva Gaur Diagno Indemnified Parties arising from or relating to (i) any claims, warranties or representations made by Company with respect to the Company Products; and (ii) any breach by Company of any of its warranties, representations and obligations hereunder.

6.1.2           Jaiva Gaur Diagno shall indemnify, defend and hold Company and its officers, employees, agents, representatives, Affiliates and their respective successors and assigns (collectively, “Company Indemnified Person(s)”) harmless from and against any liabilities asserted against any Company Indemnified Person arising out of, attributable to, or in connection with (i) any breach by Jaiva Gaur Diagno of any of Gaur Diagno’s representations, warranties or obligations under this Agreement, or (ii) any act or omission by Gaur Diagno, or its agents or employees which results in damage to the Company’s products or which constitutes abuse, misuse or misrepresentation of the Company’s Products intended or permitted use.

ARTICLE 7

INSURANCE

7.1   Insurance.

7.1.1           Each Party shall obtain and maintain during the term of this Agreement general liability insurance in the amount of at least Two Million Dollars ($2,000,000) per occurrence, issued by a reputable insurance carrier reasonably acceptable to the other party.

7.1.2           Company’s insurance hereunder shall include, but shall not be limited to, Product Liability Insurance, in the amount of no less than Two Million Dollars ($2,000,000) in the aggregate.  Upon request, such Party shall provide to the other party a certificate of insurance issued by the insurance carrier verifying the issuance of the required insurance policy.

ARTICLE 8

TERM AND TERMINATION

8.1   Term.  This Agreement shall become effective as of the Effective Date, and unless earlier terminated under this Article, this Agreement shall end on March 31, 2015.  This Agreement shall thereafter automatically renew for additional terms of one year each if the parties timely agree on the Required Minimum Purchasers and Product pricing for each subsequent year.

8.2   Other Rights of Termination.  The Company may terminate this Agreement by giving written notice to Jaiva Gaur Diagno of such termination upon the occurrence of any of the following events:

8.2.1           any material breach of this Agreement by Gaur Diagno;

8.2.2           dissolution of Jaiva Gaur Diagno for any reason;

8.2.3           if Jaiva Gaur Diagno shall be restrained, prevented or hindered for a continuous period of sixty (60) days from transacting a substantial part of its business by reason of a judgment, decree, order, rule or regulation of any court, or of any administrative or governmental authority or agency; or

8.2.4           if Jaiva Gaur Diagno shall become subject to any action or proceeding in the nature of a bankruptcy proceeding under United States or other law or shall make an arrangement with its creditors, or shall make an assignment for the benefit of its creditors, or a receiver, custodian, trustee, liquidator or comparable officer shall be appointed for Jaiva Gaur Diagno or its business.

8.2.6 Jaiva Gaur Diagno may terminate this Agreement at any time by giving 90-day written notice to the Company.  Such termination shall not relieve Jaiva Gaur Diagno from the requirement to make the payments under Section 3.3 above.

8.3   Effect of Termination.  Upon any expiration or termination of this Agreement:

8.3.1           Neither party shall thereby be discharged from any liability or obligation to the other party which became due or payable prior to the effective date of such expiration or termination;

8.3.2           Those Sections of this Agreement which by their nature extend beyond termination, including but not limited to those in Articles 6 (“Indemnification”) and 9 (“General Provisions”) shall continue;

8.3.3           Gaur Diagno’s appointment as an authorized distributor of Company as more fully set forth herein shall immediately terminate, and Jaiva Gaur Diagno shall immediately cease any representations that it is an authorized distributor;

8.3.4           Jaiva Gaur Diagno will, upon request by Company, transfer to Company any product registrations, licenses or permits or other similar items which may have been obtained in the name of Gaur Diagno, or jointly in the name of Company and Gaur Diagno, pursuant to this Agreement; and

8.3.5           The payment date of all monies due to one party by the other party shall automatically be accelerated so that they shall become due and payable on the effective date of expiration or termination.

ARTICLE 9

GENERAL PROVISIONS

9.1   Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns, but shall not be assignable by Jaiva Gaur Diagno without the prior written consent of Company, which shall not be unreasonably withheld, unless such assignment by Jaiva Gaur Diagno is to an affiliate, subsidiary, or parent corporation of Gaur Diagno.  This Agreement may be assigned if Jaiva Gaur Diagno is acquired by another entity.

9.2   Choice of Law; Venue.  This Agreement will be governed by and construed according to the laws of the State of California, U.S.A., without regard to that body of law controlling conflicts of laws.  All actions under this Agreement shall be brought in the state or federal courts in California located in the County of Orange.

9.3   Amendment.  This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

9.4   Waiver.  No waiver will be implied from conduct or failure to enforce rights.  No waiver will be effective unless in writing signed on behalf of the party against whom the waiver is asserted.

9.5   Force Majeure.  Neither party will have the right to claim damages or to terminate this Agreement as a result of the other party’s failure or delay in performance due to circumstances beyond its reasonable control (except for obligations relating to fees payable under this Agreement) including, but not limited to, labor disputes, strikes, lockouts, shortages of or inability to manufacture or obtain the Company Products hereunder, labor, energy, components, raw materials or supplies, war, riot, insurrection, epidemic, acts of God, or governmental action not the fault of the nonperforming party.

9.6   Severability.  If any provision of this Agreement is held unenforceable or invalid by a court of competent jurisdiction, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.  Rather, such provision shall be stricken from this Agreement and the remaining provisions shall be fully enforceable.

9.7   Notices.  All notices shall be in writing and shall be by personal delivery, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, or five (5) days after deposit in the mail.  Notices shall be sent to the addresses set forth below or such other address as either party may specify in writing:

Gaur Diagno:

Jaiva Gaur Diagno
UG-1 Vishwa Sadan Tower Dist. Centre,
Janakpuri, New Delhi -58 India
Attn:  Umesh Bhatia, CEO

Company:

Radient Pharmaceuticals Corporation
2492 Walnut Avenue, Suite 100
Tustin, California  92780
Attn:  Douglas MacLellan, CEO

9.8   Relationship of Parties; Use of Names.  The parties to this Agreement are independent contractors.  Neither party has authority to bind the other or to incur any obligation on the other party’s behalf.  Neither party will use the name of the other party except as necessary to comply with any applicable regulations.

9.9   Confidentiality.  The parties to this Agreement respect the confidentiality of its contractual relationships.  Each party agrees to not disclose any confidential information received from the other party in connection with this Agreement to any third party unless (i) such disclosure is approved in writing by the non-disclosing party or (ii) such disclosure is required by law or governmental regulation and the party requested to disclose such information has notified the other party in advance in writing.  Neither party shall have any obligation with respect to the confidential information of the other party if (i) at the time of receipt, such information is in the public domain or subsequently enters the public domain without fault of the receiving party, (ii) at the time of receipt, the information was already known to the receiving party as evidenced by appropriate written records, (iii) such information becomes available to the receiving party from a bona-fide third-party source other than the disclosing party provided that such third-party source is not bound to any confidentiality obligations to the disclosing party; and (iv) such information is independently developed by the receiving party, as documented by appropriate written records.  Upon termination or expiration of this Agreement, the receiving party shall cease all use of the other party’s confidential information and, if requested, return all confidential information received.  The obligations set forth in this Section 9.9 shall continue beyond the termination or expiration of this Agreement, and for so long as either party possesses confidential information of the other party.

9.10   Arbitration.  Any disputes arising under this Agreement will be submitted to binding arbitration through the American Arbitration Association.  Each party shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator so that the three arbitrators shall govern the arbitration process and issue decisions that shall be binding upon the parties.  Any such arbitration shall take place in Orange County, California.

9.11   Legal Fees.  In the event of any legal action, arbitration or other proceeding arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it may be entitled.

9.12   Entire Agreement.  This Agreement, including all exhibits to this Agreement, which are hereby incorporated by reference, represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.

9.13   Authority to Execute.  Each of the undersigned represents and warrants that he/she has the right, legal capacity and authority to enter into this Agreement and that the execution of this Agreement has been authorized by the party on whose behalf the undersigned is executing this Agreement.

JAIVA GAUR DIAGNO , INC.		RADIENT PHARMACEUTICAL CORP.

By:		By:
	Umesh Bhatia, CEO		Douglas MacLellan, CEO

EXHIBIT A

COMPANY PRODUCTS

Catalog Number DR2101:  Onko-Sure DR-70® in vitro 96 well diagnostic kit…………..$400.00